================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement                [ ] Confidential, for Use of the
[X] Definitive Additional Materials               Commission Only (as permitted)
[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-11(c) or Rule 14a-12


                              QUALITY DINING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                    NBO, LLC
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        Not applicable
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies: Not applicable.
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:  Not applicable.
        ------------------------------------------------------------------------
    (5) Total Fee Paid:  Not applicable.
        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  Not applicable.
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:  Not applicable.
        ------------------------------------------------------------------------
    (3) Filing Party:  Not applicable.
        ------------------------------------------------------------------------
    (4) Date Filed:  Not applicable.
        ------------------------------------------------------------------------

880205\03\72816.0003
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                                    NBO, LLC
                           25800 NORTHWESTERN HIGHWAY
                                    SUITE 750
                           SOUTHFIELD, MICHIGAN 48075
                     TEL. (248) 262-1000 FAX (248) 357-6116



                               PROXY CONTEST ALERT
                               -------------------

          NBO OFFERS $5.00 PER SHARE TO BEGIN AUCTION OF QUALITY DINING
          -------------------------------------------------------------



February 22, 2000



Dear Fellow Shareholder:



           Today, NBO, LLC, the owner of 9.6% of Quality Dining's Common Stock, communicated to the Board of Directors of Quality Dining its offer, to acquire all of the outstanding stock of Quality Dining at a cash price of $5.00 per share in a "friendly" merger transaction. The offer is subject to due diligence, customary merger documentation and financing (which we are highly confident we can obtain). This price represents a premium of 122% to the market price of the stock as of the close of trading on Friday February, 18.

           NBO's letter to management is reproduced on the following pages.

           As we have communicated to you before, we believe that the Company should be sold. Our offer of $5.00 per share should commence the auction process. In our opinion, this Company has performed too poorly, while management has been paid too handsomely in the form of salary, bonus, stock options, restricted stock awards and insider deals. We believe that the Board of Directors has too many ties to management and has been ineffective in its oversight of management and the Company's business - and that the Company's singularly unimpressive performance has been the result. While compensation to the Fitzpatricks has increased annually, as the Company has itself written to you, "the past few years have not been easy for the Company's shareholders."

           NBO has nominated David W. Schostak and Mark S. Schostak for election as directors at the Quality Dining 2000 annual meeting of shareholders on March 7, 2000. The NBO Nominees are running on the platform that they intend to influence the Quality Dining Board of Directors to sell the Company to the highest bidder in an auction. NBO has also proposed that shareholders approve a non-binding resolution urging the Board to eliminate the Company's "Poison Pill" plan because we believe that it could discourage offers to acquire the Company. We urge you to support the NBO Nominees and NBO's Poison Pill proposal.

           PLEASE DO NOT UNDER ANY CIRCUMSTANCES RETURN A PROXY CARD PROVIDED BY MANAGEMENT, EVEN TO VOTE "AGAINST." IF YOU RETURN BOTH PROXY CARDS THERE IS A DANGER THAT YOUR SHARES WILL NOT BE VOTED AS YOU DESIRE, BECAUSE ONLY THE LATEST DATED PROXY CARD YOU SUBMIT COUNTS. PLEASE RETURN ONLY NBO'S GOLD PROXY CARD.

           IF YOUR SHARES ARE HELD BY A BROKER, BANK OR ANOTHER NOMINEE, ONLY THAT NOMINEE CAN VOTE YOUR SHARES. PLEASE CONTACT YOUR BROKER OR NOMINEE AND INSTRUCT IT TO RETURN ONLY NBO'S GOLD PROXY CARD.

                                    NBO, LLC
                           25800 NORTHWESTERN HIGHWAY
                                    SUITE 750
                           SOUTHFIELD, MICHIGAN 48075




                                February 22, 2000



BY FACSIMILE AND FEDERAL EXPRESS
--------------------------------
Board of Directors Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana  46545
Attn: Mr. Daniel B. Fitzpatrick,
      Chairman, President and Chief Executive Officer

Dear Directors:

           As you know, we are the holders of 1,200,000 shares of the common stock of Quality Dining, constituting approximately 9.6% of the outstanding shares, and we have proposed nominees for election as directors on a platform that the Company should be sold to the highest bidder in an auction. You have expressed publicly your concern that, if the Company did conduct an auction, bidders might not emerge and that NBO should indicate what it is willing to pay for the Company.

           We hereby propose a "friendly" cash merger transaction of Quality Dining with an entity to be formed by our group for that purpose in which all Quality Dining shareholders (other than our group) would receive $5.00 per share in cash in exchange for their common stock. This represents a 122% premium over Quality Dining's price at the close of trading on Friday, February 18. We are highly confident that we can obtain financing commitments sufficient to fund the acquisition and we would be willing to meet with you and discuss our plans for financing.

           Our proposal is subject to our being afforded the opportunity to, and our being satisfied with the results of, a diligence review of Quality Dining, its properties and businesses and entering into customary merger documentation. Depending upon the results of our review, we may be prepared to increase our offer. We and our advisors are also prepared to commence such a review promptly with your cooperation and would be willing to enter into a confidentiality agreement in connection therewith (but not any such agreement that would limit our rights as shareholders).

           As we have indicated in our public filings, we advocate a sale of the Company to the highest bidder through an auction process. We hope that the Board of


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Directors will commence the process by inviting us and any other interested parties to conduct due diligence and make final bids for the Company.

           Please communicate your response to us as soon as possible.



                                              Very truly yours,


                                              /s/ David W. Schostak
                                                  David W. Schostak

cc:  Philip J. Faccenda
     Arthur J. Decio
     James K. Fitzpatrick
     Ezra H. Friedlander
     Steven M. Lewis
     Christopher J. Murphy III
     Bruce M. Jacobson



                       RETURN ONLY NBO'S GOLD PROXY CARD.





           If you have questions or comments, please contact MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or CALL TOLL-FREE: (800) 322-2885.

                                ON BEHALF OF NBO, LLC

                                Sincerely,

                                David W. Schostak
                                Mark S. Schostak
                                Jerome L. Schostak
                                Robert I. Schostak






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